                                               FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-36200

PROSPECTUS SUPPLEMENT DATED DECEMBER 4, 2000
(TO PROSPECTUS DATED MAY 19, 2000)

                               4,853,115 SHARES

                            HA-LO INDUSTRIES, INC.

                                 COMMON STOCK

                         ($0.001 PAR VALUE PER SHARE)

     The table on page 20 of this Prospectus under the heading "Selling Shareholders" is amended to (i) delete all references in the table to Richard Porter and to replace such references with the information contained in the table below, and (ii) identify additional selling shareholders, listed in the table below, which received shares of Common Stock covered by this Prospectus as a gift, contribution or donation from Richard Porter. Information about other selling shareholders is found on pages 20 and 21 of this Prospectus under the heading "Selling Shareholders" and is not being amended by this Prospectus Supplement.

                                               BENEFICIAL OWNERSHIP                    BENEFICIAL OWNERSHIP
                                                PRIOR TO OFFERING      SHARES TO BE       AFTER OFFERING
                                                -----------------        OFFERED          --------------
     SELLING SHAREHOLDERS                     SHARES(1)   PERCENTAGE     -------      SHARES     PERCENTAGE
     --------------------                     ---------   ----------                  ------     ----------
Richard Porter..............................  5,195(44)        *             99        5,096          *
The Church of the Holy Comforter............  1,300            *          1,300            0          -
Middlebury College..........................    100            *            100            0          -
The University of Chicago (The Law School)..    100            *            100            0          -
Opportunity International...................    100            *            100            0          -

___________
*  Less than 1%.

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of computing the percentage of outstanding shares of Common Stock held by each person named above, any security which such person has the right to acquire from the Company within 60 days after the date of this Prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(44) Consists of shares received as a dividend from Zebra Investments, L.P., including 645 shares of common stock issuable upon the conversion of convertible preferred stock.